UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
 TRC COMPANIES
-------------------------------------------------------------------------------
(Name of Issuer)



Common Stock
-------------------------------------------------------------------------------
(Title of Class of Securities)

872625108
------------------------------------------------------------------------------
(CUSIP Number)


Peter R Kellogg
120  Broadway  6TH fLOOR
New York,  New York, 10271
(212) 433-7070
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)


DECEMBER 31,2002
-------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)

[ X] Rule 13d-1(c)

[ ] Rule 13d-1(d)



CUSIP NO. 872625108
-------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Peter R Kellogg
------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

 2                                                              (a) [_]
                                                                (b) [_]
---------------------------------------------------------
      SEC USE ONLY
 3

----------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      New York
-----------------------------------------------------------------
                                              SOLE VOTING POWER
                                        5
   NUMBER OF
                                              150,000
   SHARES           -------------------------------------------------
                                              SHARED VOTING POWER
   BENEFICIALLY                         6

   OWNED BY                                   1,686,400
                    -------------------------------------------------
   EACH                            SOLE DISPOSITIVE POWER
                                        7
   REPORTING
                                              150,000
   PERSON           ----------------------------------------
                                        SHARED DISPOSITIVE POWER
   WITH:                                8
                                              1,686,400
----------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         1,836,400

---------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10       SHARES (SEE INSTRUCTIONS)
                                                                   [_]
---------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         13.42%%

-----------------------------------------------------------------------
         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IN

--------------------------------------------------------------------------------


Item 1.

         (a)  Name of Issuer

              TRC Companies

         (b)  Address of Issuer's Principal Executive Offices

              5 Waterside Crossing
              Windsor , CT 06095


Item 2.

         (a)  Name of Person Filing

              Peter R Kellogg

         (b)  Address of Principal Business Office or, if none, Residence

              120 Broadway, 6th floor
              New York, NY 10271

         (c)  Citizenship

              U.S.A.

         (d)  Title of Class of Securities

               Common Stock

         (e)  CUSIP Number

              872625108

Item 3.

              If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

              (a) [  Broker or dealer registered under Section 15 of the
                       Exchange Act.

              (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act

              (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

              (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

              (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4. Ownership.

   (a)  Amount beneficially owned:1,836,400
   (b)  Percent of class:13.42%
   (c)  Number of shares as to which the person has:
   (i)  Sole power to vote or to direct the vote  150,000
   (ii) Shared power to vote or to direct the vote - 1,686,400
   (iii)Sole power to dispose or to direct the disposition of 150,000
   (iv) Shared power to dispose or to direct the disposition of - 1,686,400

Item 5.  Ownership of Five Percent or Less of a Class.
N/A
Item 6.  Ownership of More than

Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.



Item 8.  Identification and Classification of Members of the Group.




Item 9.  Notice of Dissolution of a Group.

     Not applicable.

Item 10. Certification.







                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

                                               Feb 13, 2003
                                         ----------------------------------
                                                      Date

                                           Peter R Kellogg
                                     ----------------------------------



_____________________________________________________